Exhibit 10.2

CC Neuberger Principal Holdings I

200 Park Avenue, 58th Floor

New York, NY 10166

October 14, 2020

Neuberger Berman Opportunistic Capital Solutions Master Fund LP

c/o Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104

Letter Agreement re: Forward Purchase Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Forward Purchase Agreement, dated as of April 28, 2020 (the “Forward Purchase Agreement”), by and among CC Neuberger Principal Holdings I, a Cayman Islands exempted limited company (“CCNB1”), and Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted limited partnership (“Purchaser”), pursuant to which Purchaser has agreed, subject to the terms and conditions set forth therein, to purchase from CCNB1 the Forward Purchase Shares for the FPS Purchase Price. Unless otherwise provided herein, capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Simultaneously with the execution of this letter agreement, CCNB1 has entered into that certain Business Combination Agreement, by and among CCNB1, E2open Holdings, LLC, a Delaware limited liability company (“E2open”), and the other parties thereto (as the same may be amended, modified or supplemented from time to time, the “Business Combination Agreement”).

In accordance with Section 1(a)(i) of the Forward Purchase Agreement, the Purchaser hereby notifies the Company that $200,000,000 has been allocated to the Forward Purchase Agreement and CCNB1 hereby agrees that this notification shall serve as the Allocation Notice under the Forward Purchase Agreement, and irrevocably waives the notice period provided in the Forward Purchase Agreement for delivering the Allocation Notice. As a result, the Purchaser and CCNB1 acknowledge and agree that the Number of Forward Purchase Shares is 20,000,000, the Number of Forward Purchase Warrants is 5,000,000 and the FPS Purchase Price is $200,000,000.

In addition, the Purchaser hereby irrevocably confirms that the condition set forth in Section 6(a)(ii) of the Forward Purchase Agreement has been satisfied and will continue to be satisfied as of the FPS Closing and the Closing (as defined in the Business Combination Agreement). Each of CCNB1 and the Purchaser agrees that, without the prior written consent of E2open, neither the Forward Purchase Agreement nor this letter agreement may (x) be assigned by either party thereto or hereto except, in the case of the Forward Purchase Agreement to Affiliates (as defined in the Business Combination Agreement) of the Purchaser, in accordance with its terms or (y) be terminated or amended, modified or supplemented in any material respect, nor any right of CCNB1 thereunder waived, in each case, until the earlier of (a) the FPS Closing, or (b) valid termination of the Business Combination Agreement pursuant to Article XII thereof, or (c) valid termination of the Forward Purchase Agreement pursuant to Section 7(b)(ii) thereof.

Notwithstanding anything to the contrary set forth in the Forward Purchase Agreement, E2open shall be entitled to enforce, through an action of specific performance, CCNB1’s right to cause the Purchaser to fund the FPS Purchase Price and purchase the Forward Purchase Shares, subject to the terms and conditions Forward Purchase Agreement, and shall not be required to provide any bond or other security in connection with any such equitable remedy; provided in no event will E2open have any claim for monetary damages against the Purchaser hereunder or thereunder, and E2open shall be an intended third party beneficiary of the Forward Purchase Agreement solely for such purposes.

Except as expressly provided herein, the terms and conditions of the Forward Purchase Agreement shall remain in full force and effect.

If the Business Combination Agreement is terminated in accordance with Article XII thereof or the Forward Purchase Agreement is terminated in accordance with Section 7(b)(ii) thereof, this letter agreement shall automatically terminate and be of no further force or effect, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, the Business Combination Agreement or the Forward Purchase Agreement, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof.

This letter agreement, together with the Forward Purchase Agreement and any documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The provisions of Sections 8(a), 8(e)-(q) of the Forward Purchase Agreement shall apply mutatis mutandis.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, CCNB1 and Purchaser have duly executed this letter agreement as of the date first written above.

CCNB1:

CC NEUBERGER PRINCIPAL HOLDINGS I

By:	/s/ Douglas Newton
Name: Douglas Newton Title: Authorized Signatory

PURCHASER:

NEUBERGER BERMAN OPPORTUNISTIC CAPITAL SOLUTIONS MASTER FUND LP

By:	/s/ Charles Kantor
Name: Charles Kantor Title: Managing Director

[Signature Page to Letter Agreement]